INTELLICELL BIOSCIENCES, INC
LABORATORY SERVICES AND LICENSE AGREEMENT

This LABORATORY SERVICES AND LICENSE AGREEMENT (this “Agreement”), dated as of March 7, 2014 (the “Effective Date”), by and between IntelliCell Biosciences, Inc. a Nevada corporation with offices at 460 Park Avenue, New York, New York 10022 (“ICB”) and The ANDREWS RESEARCH AND EDUCATION FOUNDATION, INC (AREF) __________________ a __________ [corporation/limited liability company] with offices at 1020 Gulf Breeze Pkwy,  Gulf Breeze, FL 32561 (“AREF”).

WHEREAS, ICB is the owner or otherwise has developed and/or controls certain Patents and Technology (as hereinafter defined) to be marketed under protected trademarks owned by ICB or its Affiliates, which Patents and Technology are utilized for the purpose of providing tissue processing services (the “Services”) that result in the separation of Adipose Stromal Vascular Fraction from fat tissue; and

WHEREAS, AREF desires to license from ICB certain of the Patents and Technology, engage ICB to provide it with certain training needed to establish a Tissue Processing facility on AREF’s premises for the purpose of utilizing the Technology and providing Tissue Processing services for AREF’s own patients; and

WHEREAS, ICB desires to license to AREF certain of the Patents and Technology, and provide certain training needed to establish a Tissue Processing facility on AREF’s premises for the purpose of utilizing the Technology and providing Tissue Processing services for AREF’s own patients, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” of any Person shall mean with respect to any Person (the “Initial Person”) any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” the common stock of Intellicell Biosciences, Nevada that is traded on the OTC Bulletin Board.

“Confidential Information” shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

“Disposables” shall mean the ICB prescribed supplies to be used in processing of each Specimen in accordance with the ICB Protocol. The list of Disposables may be amended from time to time by ICB in accordance with changes in the ICB Protocol or the identification of alternative sources for such Disposables.

“Laboratory Facility” shall mean the facility located within AREFs premises that shall house the Lab Equipment and perform Tissue Processing.

“Lab Equipment” shall mean the ICB prescribed suite of equipment as described in Exhibit A attached hereto which shall be owned by AREF and used to perform Tissue Processing pursuant to the terms herein.

“Party” shall mean ICB or AREF and, when used in the plural, shall mean ICB and AREF.

“Patent” shall mean the patent applications set forth on Exhibit B attached hereto.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“ICB Protocol” shall mean the ICB prescribed procedures and processes to be followed with regard to the handling and processing of the Specimens and the use and maintenance of the Lab Equipment in the Laboratory Facility, which may be changed from time by ICB with prior written notice to AREF.  A copy of the ICB Protocol is attached hereto as Exhibit C.

“Specimen” shall mean a vial(s) of adipose tissue extracted from a patient and submitted to the Laboratory Facility by AREF for processing into Adipose Stromal Vascular Fraction.

“Technology”  SPECIFIC TO ICB’S CURRENT TECHNOLOGY AND DOES NOT INCLUDE ANY POTENTIAL TECHNOLOGY DEVELOPED WITHIN AREF UNLESS JOINTLY DEVELOPED UTILIZING ICB’S CURRENT TECHNOLOGY

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean the trademarks set forth on Exhibit D attached hereto.

“Tissue Processing” shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue utilizing the Technology.

2.	REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF ICB

(a) ICB represents and warrants to AREF that:

(i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate ICB corporate action;

(ii) this Agreement is a legal and valid obligation binding upon ICB and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which ICB is a Party or by which it is bound;

(iii) ICB has the full right and legal capacity to grant the rights granted to AREF hereunder without violating the rights of any Third Party;

(b) ICB will provide AREF with marketing materials during the Term to promote the sale of the Services.

(c) ICB will donate the Laboratory Equipment. The Lab Equipment shall at all times be the property of AREF. ICB will supply all necessary SOPs and training to AREF .

(d) ICB represents and warrants to AREF that it will comply with all applicable laws, rules and regulations (“Applicable Laws”), including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 and FDA 361 CFR 1271.10 (a) and CFR 1271.15 (b). and its implementing regulations. If ICB fails to comply with Applicable Laws, ICB shall, without additional charge to AREF, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by ICB to comply with any Applicable Law shall be considered a material breach of this Agreement. Upon the request of AREF, ICB shall provide AREF with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

(e) ICB represents that it will obtain permission for any press releases or public releases involving the AREF.

(f) ICB agrees that any new technology that AREF creates that is exclusive of ultrasonic cavitation will belong to AREF, except ICB shall have the rights to the data of any study jointly conducted between AREF and ICB.

(g) ICB agrees to file an IRB on FDA ClinicalTrials.gov for Osteoarthritis of the Knee in then next 90 days MUST ALSO PASS THROUGH AREF SCIENTIFIC REVIEW COMMITTEE AND IRB.

(h) ICB shall make a charitable contribution to the Andrews Foundation of $10,000 PER MONTH

(i) ICB shall grant 6,666,666 shares of common stock traded on the OTC to AREF upon the commercial opening of the stem cell treatment center at the Andrews Institute in Gulf Breeze FL

           (J)   ALL LABORATORY EQUIPMENT REFERENCED IN THIS AGREEMENT WILL BE DONATED TO AREF.

3.	REPRESENTATIONS AND WARRANTIES AND OBLIGATIONS OF AREF

(a) AREF represents and warrants to ICB that:

(i) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate AREF corporate action; and

(ii) this Agreement is a legal and valid obligation binding upon AREF and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which AREF is a Party of or by which it is bound.

(b) AREF agrees that it shall, at its own cost and expense maintain the Lab Equipment in good working order in accordance with all applicable rules and regulations of the Food and Drug Administration, including Good Tissue Practices, Good Manufacturing Practices and otherwise as necessary to perform in accordance with the ICB Protocol including, without limitation recalibration when necessary or advisable.

(c)  AREF may use the lab equipment for its own research purposes as long as it follows all FDA guidelines for SOPs.

(d) AREF agrees to provide dedicated space in its offices, and computer equipment and access that may be required for Tissue Processing, ICB will use internet camera hooked to internet and will not AREF internet or computers., AREF shall install the Laboratory Equipment in the Laboratory Facility and shall do such other things as are necessary to compete the build out of the Laboratory Facility. ANY ADDITIONAL DESIGN AND BUILD OUT TO BE PAID FOR BY ICB SPECIFIC TO THE DONATED EQUIPMENT  AREF may market and promote the Technology through the use of media as long as all promotional material are FDA and FTC compliant.  AREF has the right to create its own documents and marketing material related to the Technology subject to the prior written approval of ICB.  ICB will be deemed to have approved any proposed advertising, promotional material or product name or label if AREF submits specimens thereof to ICB for review together with complete particulars about the proposed use thereof, and AREF provides any additional information reasonably requested by ICB concerning such proposed use, and AREF does not notify AREF of its disapproval within ten (10) days after AREF submits such material to ICB (extended as necessary to permit ICB the same length of time to evaluate any such additional information requested by ICB).

(e) AREF represents and warrants to ICB that it will comply with Applicable Laws, including, but not limited to, the HIPAA and its implementing regulations and all applicable state and other medical licensure and other requirements. If AREF fails to meet applicable professional standards, AREF shall, without additional compensation from ICB, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by AREF to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of ICB, AREF shall provide ICB with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).  AREF represents and warrants that all Tissue Procedures and other Services shall be performed in strict accordance with the ICB Protocols, as such may be amended from time to time.

(f) AREF shall maintain at its own expense, at all times during the Term and for 3 years thereafter, with an approved insurance carrier, comprehensive general liability insurance in the amount of at least $1 million per occurrence/$3 million aggregate and worker’s compensation insurance in the amounts required by Applicable Law.  AREF shall also maintain at its own expense, at all times during which this Agreement is in effect and for 3 years thereafter, with an approved insurance carrier, professional liability insurance in the amount of at least $100,000 per occurrence/$300,000 aggregate..

4.	GRANT OF LICENSE

(a) Technology License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to AREF a non-exclusive (except for the Pensacola Area and surrounding radius of 150 miles (ie no other facility in Pensacola or its surrounding area 150 miles in any direction however ICB has the rights to open up a lab in any city in the territory that has a population of 200,000 or greater and if so will pay AREF a net royalty of 5% for 3 years) non-assignable, non-transferable, non-sub licensable license during the Term hereof to market the use of and practice the Technology at AREF’s premises, solely for the provision of Tissue Processing and other Services, and strictly for no other purposes.  Without limiting the generality of the foregoing, the parties acknowledge and agree that AREF shall have no right to sub AREF, assign or otherwise transfer any of the rights granted hereunder, without the prior written consent of ICB, which consent may be granted or denied in ICB’s sole and absolute discretion.

(b) Trademark License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to AREF a non-exclusive, non-assignable, non-transferable, non-sub licensable, license to use the Trademarks in connection with the marketing of the use of the Technology and other Services at AREF’s premises, solely in connection with the Tissue Processing and  other Services, and strictly for no other purposes.

(c) Reservation of Rights.Notwithstanding any other provision of this Agreement, ICB hereby reserves the perpetual worldwide right to license and use the Patent, Trademarks and the Technology licensed hereunder for any purpose, including marketing the Patent and Technology, it being the intent of the Parties that ICB shall be entitled to continue to use and enjoy the Patent, Trademarks and the Technology to the fullest extent.

(d) Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Current Technology are, and shall remain, the sole property of ICB, and that AREF shall have no right, title or interest therein except as explicitly set forth in this Agreement.  All rights, title and interest in and to any and all improvements, developments or inventions relating to the Patents, Trademarks and Technology or arising from the license of the Patents, Trademarks and Technology hereunder, that are made, arrived at or discovered by or on behalf ONLY WHEN SPECIFICLY USING ICB TECHNOLOGY IN THE DEVELOPMENT OF THE FUTURE TECHNOLOGIES of ICB, AREF or their affiliates, are and shall be owned solely and exclusively by ICB.

5.	PATENT AND TRADEMARKS.

(a) No Obligation to Prosecute or Maintain the Patents and Trademarks. ICB shall not have any obligation to prosecute or maintain the Patent or Trademarks.

(b) Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks.  ICB shall have the exclusive right, but not the duty, to file, prosecute and maintain the appropriate patent and trademark protection for the Patent and Trademarks in any jurisdiction.

(c) Infringement.  AREF shall give ICB prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. ICB shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. AREF shall cooperate in any such actions.

(d) Patent and Trademark Enforcement.  With respect to any alleged infringement involving the Technology or any claim of any Patent or Trademark, ICB shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties.

(e) Covenant Not to Challenge.  Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, AREF covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or ICB’s ownership thereof. AREF shall cooperate with ICB in any action or proceeding, in asserting on behalf of ICB the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof.  ICB shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the Patent, Trademarks and/or Technology.

(f)  Compliance with Laws.  The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

6.	TERM AND TERMINATION

(a) Term.  Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement shall renew for subsequent periods of three years (each a “Renewal Term”).  The Initial Term and the Renewal Terms are collectively referred to herein as the “Term”.  In the event either Party does not intend to renew this Agreement after the Initial Term, such Party shall notify the other of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term.

(b) Termination by ICB.  ICB may terminate this Agreement upon written notice if any of the following shall occur:

(i) If AREF fails to timely and accurately report any Tissue Processing, or other activity that would give rise to fee payments to ICB; or

(ii) AREF fails to comply with any Applicable Law including, without limitation any State or other applicable medical licensure law, AREF or any Affiliate has its State or other medical license revoked or suspended or AREF or any of its Affiliates is under investigation or has significant negative publicity.

(c) Termination by Either Party.  Either party may terminate this Agreement by written notice to the other party if any of the following shall occur:

(i) in the event of a material default of any duty, obligation or responsibility imposed on the defaulting party by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default.

(ii) If the other party makes an assignment for the benefit of creditors; is adjudicated bankrupt or insolvent; petitions or applies to any tribunal for the appointment of a trustee or receiver for such party for any substantial part of its assets; commences any proceedings seeking to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; consents to or approves or, by any conduct or action acquiesces in or to any such petition or application filed, or any such proceedings commenced against it by any other person; or failing to remove an order entered appointing any such trustee or receiver or approving the petition in any such proceedings or decreeing its dissolution or liquidation within sixty (60) days after such order is entered.

          (iii) EITHER PARTY IS MISREPRESENTED AS TO THE NATURE OF THIS  RELATIONSHIP OR MAKES CLAIMS THAT ARE INCORRECT.

(d) Following Termination.  Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, AREF shall immediately discontinue any and all marketing efforts regarding or involving the use of the Patent, Trademarks and Technology, and shall, upon ICB’s sole determination, within five (5) business days of such termination or expiration, provide to ICB or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in AREF’s possession. In addition, each Party shall, within five (5) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession.  No termination of this Agreement shall relieve AREF of its obligation to pay any fees or other amounts due and owing to ICB hereunder.ICB will immediately terminate using AREF name and marketing material and agrees to the same terms as AREF with regard to all materials. The only fees ever due are the tissue processing fees referenced in Paragraph 7 (a) and is the fee that survives the agreement after termination.  This fee is only due if AREF uses the equipment and technology of ICB.

7.	FEES

(a) Tissue Processing Fees. During the Term, AREF shall pay ICB a fee of for each Tissue Processing case processed by AREF (the “Processing Fees”). Such Processing Fees may be amended from time to time by mutual agreement between ICB and AREF, but shall initially be at a rate of Two Thousand Five Hundred dollars ($2,500.00) per Tissue Processing case processed (the “Designated Tissue Processing Fee”).  For the purpose of clarity, multiple Tissue Processing procedures done on the same patient shall each require the payment of a Designated Tissue Processing Fee.

(b) All Fees provided for under this Agreement shall accrue and be payable within 30 days at the time each respective Tissue Processing case is processed.

(c) Simultaneously with the submission of all payments, and not later than five (5) days after the end of each calendar month, but regardless of whether any payment is due, AREF shall submit a monthly report, in such manner and form as shall be reasonably acceptable to ICB, setting forth the number, description, dates and invoice prices of all Tissue Processing cases referred to ICB and any other information that may be reasonably required by ICB for the previous calendar month (each a “Fee Statement”).  The receipt or acceptance by ICB of any Fee Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Fees, shall not preclude ICB from questioning the correctness thereof at any time thereafter for a period of twelve (12) months after such payment is collected or Fee Statement furnished.

(d) Unless otherwise required by law, all payments made by either party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on AREF.

(e) The parties hereby acknowledge that the Processing Fees are consistent with the fair market value for the services to be performed in the community and is the result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

(f) Any tissue processed for research purposes shall only be subjected to a Processing Fee to cover disposables and basic overhead.  The normal $2,500 fee shall be waived.

(g) Notwithstanding anything contained herein to the contrary, the only fee that shall be due under this Agreement shall be the Tissue processing Fee in the amount of $2,500, which only applies to non-research patient tissue processing.

8.	AREF’S BOOKS AND RECORDS

(a) Books of Account.  AREF shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

(b) Examination by ICB.  During the Term, and for three (3) years after the making of any payment or the rendering of any Fee Statement, ICB, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to AREF (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm services, Fees, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by AREF during the period specified herein.  ICB shall conduct any examination in accordance with applicable laws and maintain the confidentiality of any information obtained during the examination in accordance with all applicable laws.

(c) Discrepancies in Reporting. If any examination or audit by ICB for any period discloses that the actual Fees payable for that period exceeded the Fees paid to ICB for such period then AREF shall pay the amount of any discrepancy to ICB and if the amount of such discrepancy was more than five percent (5%), AREF shall pay the actual and reasonable cost of such examination or audit in addition to the amount of such Fees that such examination or audit discloses is owed to AREF together with interest on the unreported amount at a rate of 10% per annum. All payments due pursuant to this Section must be made within fifteen (15) days after AREF receives notice thereof.

9.	TRADEMARK USE

(a) Use of Trademark.  AREF shall use and display the Trademarks only in such forms as  approved in writing in advance by ICB, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. AREF shall not use any of the Trademarks in its corporate name or file any “d/b/a” incorporating the Trademarks. ICB agrees to use the AREF trademark only after receiving prior written approval.

(b) Limitation.  Any use of the Trademarks by AREF is granted solely for the ordinary business of AREF in connection with Tissue Processing for AREF’s patients. None of AREF’s rights to use the Trademarks shall be transferable, either in whole or in part. AREF acknowledges the exclusive right, title and interest of ICB in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that AREF has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

(c) Exclusive Property of AREF.  As between AREF and ICB, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of ICB.  AREF may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

(d) No Reproduction.  Other than expressly provided for in this Agreement, AREF shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing.  AREF shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of AREF. The use by AREF of the Trademarks shall not in any way create in AREF any right, title or interest in or to the Trademarks or any other intellectual property of AREF.

(e) ICB RECOGNIZES AREF WILL UTILIZE, DEVELOP EXPERIMENT WITH AND INVENT TECHNOLOGY THAT IS OF THE NATURE OF REGENERATIVE MEDICINE TECHNOLOGY AND SIMILAR TECHNOLOGY as long as not ultrasonic cavitation

10.	INDEMNITY AND REPRESENTATIONS

(a) Indemnification by AREF.  AREF hereby saves and holds ICB harmless of and from and indemnifies and agrees to defend ICB against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which ICB may incur or be obligated to pay, or for which ICB may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against ICB for or by reason of or in connection with AREF’s operation of the Laboratory Facility, misuse of the Patent, Trademarks and/or Technology outside the scope of the standard operating procedure or the performance of any Tissue Procedure or other Services, including, without limitation, claims alleging bodily injury, death or property damage; and/or any breach of the representations and warranties of AREF set forth in this Agreement.

ICB will give AREF notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and AREF shall defend such action, claim, suit or proceeding on behalf of ICB.  In the event appropriate action is not taken by AREF within thirty (30) days after its receipt of notice from ICB, then ICB shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to AREF’s indemnity obligation under this Section 10, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the ICB and the AREF shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.  Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions set forth above except that in the event appropriate action is being taken by AREF, by counsel reasonably acceptable to ICB, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, ICB shall not be permitted to seek indemnification from AREF for attorneys’ fees and expenses incurred without the consent of AREF. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel.  In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, ICB or shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

(b) Indemnification by ICB.  ICB hereby agrees to indemnify, defend and hold harmless AREF, its officers, owners, managers and employees (“AREF Indemnified Parties”) from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the ICB Patent, Trademarks or Technology infringe such third party’s U.S. patents issued as of the Effective Date, or infringes or misappropriates, as applicable, such third party’s copyrights or trade secret rights under applicable laws of any jurisdiction within the United States of America, provided that AREF promptly notifies ICB in writing of the claim, cooperates with ICB, and allows ICB sole authority to control the defense and settlement of such claim.  If such a claim is made or appears possible, AREF agrees to permit ICB, at ICB’s sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing.  If ICB determines that none of these alternatives is reasonably available, AREF shall, upon written request from ICB, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim.

(c) Warranties and Representations.  Nothing in this Agreement shall be deemed to be a representation or warranty by ICB of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof.  Except as otherwise provided in this Agreement, ICB shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by AREF in the provision of the Tissue Processing, and ICB shall have no liability whatsoever to AREF or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon AREF, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by AREF in the provision of the Tissue Processing. EXCEPT FOR THE REPRESENTATION AND WARRANTIES OF ICB IN SECTION 2 HEREOF, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ICB MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO AREF, AND ICB EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER ARISING BY STATUTE, OPERATION LAW, COURSE OF DEALING OR OTHERWISE.

(d) Notwithstanding anything contained herein to the contrary, AREF is under no obligation whatsoever to make any referrals to ICB, and/or utilize any of ICB’s equipment or technology in exchange for any of the donations or contributions set forth herein.  ICB confirms it has no expectation of any referrals from AREF, and/or utilization of any technology or equipment by AREF in exchange for its donations and contributions to AREF as set forth herein.

11.	DISCLAIMERS.

AREF acknowledges that: ICB is not the manufacturer of the Equipment nor the manufacturer’s agent nor a dealer therein and ICB has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment

12.	CONFIDENTIAL INFORMATION

(a) Nondisclosure of Confidential Information.  Except Both Parties agree not to disclose any of the other Party’s (“Disclosing Party”) Confidential Information, verbal or written, which may be conveyed to the other Party (“Recipient”) from any source before, during or subsequent to the Term of this Agreement. It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient’s internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Information.  At the Disclosing Party’s request, the Recipient shall return any or all Confidential Information then in its possession, including all copies thereof.  Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the performance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

(b) Non-Confidential Information.  Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed in order to comply with applicable law or regulation (including, without limitation, compliance with any rule or regulation promulgated by the Securities and Exchange Commission) or with any requirement imposed by judicial or administrative process or any governmental or court order, provided however that the party making such disclosure must provide reasonable notice to the other party, to the extent possible.

13.	MISCELLANEOUS

(a) Relationship of Parties.  In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties.  No Party shall make any commitments for the other.

(b)  Assignment.  Neither this Agreement, nor any of the rights or interests of ICB or AREF hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that ICB may assign its rights and interest under this Agreement to any acquirer of ICB in any transaction that constitutes a Change of Control of ICB. A Change of Control shall mean the sale of substantially all of the assets of ICB, the sale of substantially all of the stock of ICB or the merger or consolidation of ICB with a third party in which ICB is not the surviving entity or in which ICB shareholders immediately preceding such transaction own less than a majority of the outstanding shares of capital stock of the surviving entity immediately following such a transaction.

(c) Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(d) Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service.  Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to ICB:
IntelliCell Biosciences Inc.
30 East 76th Street
New York, New York 10021
Attn: Steven Victor, CEO
With a copy to:
Clayton Parker
K&L Gates LLP
200 South Biscayne
39th fl
Miami Fl 33131
Fax (305)358-7095
If to AREF:
____________________
____________________
____________________
Attn: ___________
Fax:
With a copy to:
[___________________]
____________________
____________________
Attn: ___________
Fax:

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

(e) Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

(f)  Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

(g) Amendment.  No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

(h) Ambiguities. This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys.  Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

(i) Governing Law.  The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of Florida, excluding its conflict-of-laws principles.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Pensacola.

(j) Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

(k) Injunctive Relief.  Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage.  Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach.  This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

(l) Force Majeure.  For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

(m) Counterparts.  This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.  This Agreement may be executed by facsimile

(n) Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

IntelliCell Biosciences, Inc.

/s/ Steven Victor
Name: Steven Victor
Title: CEO

[AREF]

/s/ James Andrews
Name
Title

Exhibit A
Lab Equipment

Exhibit B
[Patent][Patent Application]
[Ultrasonic Cavitation for the separation of Stromal Vascular Fraction from Adipose Tissue]

## Schedule C

| INTELLICELL BIOSCIENCES INC. PATENT PORTFOLIO CHART (MAY 27, 2013) | | | | | |
|---|---|---|---|---|---|
| H&W Ref. | Country | Patent Application No. Patent No. | Filing Date Issue Date | Status | Action |
| ULTRASONIC CAVITATION DERIVED STROMAL OR MESENCHYMAL VASCULAR EXTRACTS AND CELLS DERIVED THEREFROM OBTAINED FROM ADIPOSE TISSUE AND USE THEREOF | | | | | |
| 2 | US | 8,440,440 | 14-May-13 | | |
| 5 | US-CON | 13/745,367 | 1-Jan-13 | Preexam | Continuation |
| 3 | PCT | PCT/US11/64464 | 12-Dec-11 | Published | National Stage Filing Due 6/27/2013 |
| ISOLATION OF STROMAL VASCULAR FRACTION FROM NON-LIVING ADIPOSE TISSUE USING ULTRASONIC CAVITATION | | | | | |
| 10 | PRO | 61/674,116 | 20-Jul-2012 | Pending | Pending US/FF 7/20/2013 |
| 000010A | PRO | 61/721,917 | 02-Nov-2012 | Pending | Pending Updated Matter 10 |
| METHOD OF HARVESTING SVF FROM VARIOUS TISSUES USING INDIRECT ULTRASONIC CAVITATION | | | | | |
| 20 | PRO | 61/773,482 | 6-Mar-13 | Pending | Pending US/FF 3/6/2014 |
| 000020A | PRO | 61/793,934 | 15-Mar-13 | Pending | Pending Updated Matter 20 |
| ISOLATION OF SVF FROM ADIPOSE TISSUE OBTAINED USING HOMOGENIZATION WITH BEADS | | | | | |
| 30 | PRO | 61/693,982 | 28-Aug-12 | Pending | Pending US/FF 8/28/2013 |
| ALLOGENEIC STORMAL VASCULAR FRACTION TRANSPLANTATION BY BLOOD TYPE MATCHING | | | | | |
| 4 | PRO | 61/784,173 | 14-Mar-13 | Pending | Pending US/FF 3/14/2014 |

**Word Mark** **INTELLICELL BIOSCIENCES**

**Goods and Services** IC 041. US 100 101 107. G & S: Training for handling scientific instruments and apparatus for research in laboratories. FIRST USE: 20110101. FIRST USE IN COMMERCE: 20110101

IC 042. US 100 101. G & S: Scientific and medical laboratory services featuring the processing of adipose tissue to produce stromal vascular fraction. FIRST USE: 20110100. FIRST USE IN COMMERCE: 20110100

Exhibit C
Trademarks

[IntelliCell]
[IntelliCell BioScience]

Exhibit D

ICB Protocol

IntelliCell BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	**Procedure** 40.001 Revision: 000 Effective Date: 8/7/2012 Page 1 of 7
	Department Affected: Manufacturing	

I. Purpose

To ensure Stromal Vascular Fraction (SVF) cells are separated from the lipo-aspirate tissue utilizing a consistent, safe and effective process.

II. Scope

The scope of this procedure is to ensure that SVF cells are processed in a manner as to provide a safe and effective range of cells while complying with cGTP/GTP tissue banking standards.

III. Responsibility

	Job Title	Responsibility Relating to Purpose
A.	QA Director	It is the responsibility of the QA Director to: • train the lab technicians on how to process SFV cells and perform QC testing; • release the SVF cells
B.	Lab Technicians	It is the responsibility of the employees to perform this procedure as prescribed and to notify the QA Director of any unplanned deviations and have prior written approval for planned deviations to this procedure.

IV. Reference Documents

- **A.** FDA 21 CFR Part 1271
- **B.** FDA 21 CFR Part 211
- **C.** FDA Current Good Tissue/Manufacturing Practices (cGTPs, cGMPs)
- **D.** U.S. Public Health Service Act 361
- **E.** Current AATB Standards
- **F.** Current State Regulations In Which Licenses Are Held

V. Materials and Equipment Needed

- **A.** Lipo-Aspirate Tissue
- **B.** Class 100 Isolator Hood
- **C.** Centrifuge
- **D.** Sonicator Unit and ½ inch #14S probe
- **E.** Millipore Guava Flow Cytometer and Reagents
- **F.** Pipettes (1000mic and 200mic) and Tips
- **G.** Instruments (Sonicator Probes, Spinal Needle, Lipo Canister, Scissors, Clamp, Wrench)
- **H.** Supplies (Sterile Gloves, Syringes, Drapes, Conical Tubes, 0.9% NaCl, Filters, RODAC, SPS Tubes)
- **I.** Microscope with 40X lense

IntelliCell BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	Procedure 40.001 Revision: 000 Effective Date: 8/7/2012 Page 2 of 7
	Department Affected: Manufacturing	

- **J.** Gram Stain Test Kit
- **K.** Endotoxin PTS Unit
- **L.** Manufacturing Batch Record Form 40.001.FM.1
- **M.** Work Order Request Form 40.001.FM.2
- **N.** Supply/Communication Log 40.001.FM.3
- **O.** Specimen Information Form 40.001.FM.4
- **P.** QA Review Checklist Form 60.004.FM.1
- **Q.** LABS Micro Specimen Test Requisition Forms (Environmental and Sterility)
- **R.** LABS Specimen Shipping Containers

VI. Definitions

N/A

VII. Competency Requirements

All job descriptions listed below must be trained to perform this procedure. The employee shall read and understand all relevant SOPs and sign the SOP Training Documentation Record found with each SOP in the SOP Manual. If the SOP requires clinical tasks to be performed, a qualified instructor (trainer) shall demonstrate the procedure to the employee according to the training and competency verification SOP.

Job Title	Learning / Competency Verification Method
A. QA Director	☒ Read SOP ☐ Demonstrate ☐ Test
B. QA/QC Staff	☒ Read SOP ☐ Demonstrate ☐ Test
C. Lab Staff	☒ Read SOP ☒ Demonstrate ☐ Test

VIII. Procedure

1. On the morning the procedure is scheduled, obtain a the patient's demographics sheet from the front desk and give it to the QA Director, who will use it to assign the patient a unique donor identification number and make labels for the case. Sterilize approximately 6 labels to give to the nurse to put on the syringes of lipo-aspirate tissue that they will return with for processing. The labels should have the donor ID, the patients first and last name, date of birth, sex, and the date of the procedure.
2. Pick supplies for the case and fill out the Supply/Communication Log Form with the items that will be used. Include the type, manufacturer, lot number, expiration date, and quantity used. All supplies must be for single use or be able to be sterilized. Also document the equipment used and the sterilization run numbers. There is a comments section below to write any notes about the case. Sign and date the form and put the donor ID number at the bottom of the page.
3. Turn on the isolator hood and let it run for approximately 5 minutes. Prior to processing, ensure the isolator hood is cleaned and decontaminated. A clean hood ready for use will have a Hood Cleaning sticker placed over the door. Take this sticker off and place it on the Manufacturing Batch Record Form

IntelliCell BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	**Procedure** 40.001 Revision: 000 Effective Date: 8/7/2012 Page **3** of **7**
	Department Affected: Manufacturing	

to document who cleaned, the time/date, disinfectant used, lot number and expiration date. If there is no sticker on the door, assume that the isolator hood requires cleaning and clean it before using it and make a sticker.

4. Set up the isolator hood. Open a small sterile drape near the isolator hood and aseptically unpack the sterile supplies into a metal tray. Open a sterile field in the loading chamber of the isolator hood and transfer the sterile supplies into the chamber. For the items that cannot be sterilized on the outside (basin, conical tubes, SPS tube), spray them liberally with alcohol and put them inside the basin, then place them and keep them in a "dirty" zone on the sterile field in the loading chamber.
5. Set up the isolator hood by inserting your arms/hands into the gloves and opening the pass through door between the main chamber and the loading chamber. Don a pair of sterile gloves over the isolator hood gloves. Lay down the medium sterile drape over the table top and place the sonicator on top of the sterile field. Bring in the metal tray that holds the supplies and set up the test tube rack and syringes and conical tubes, etc. Open the RODAC plate used for environmental monitoring. Carefully take your hands and arms out of the isolator hood gloves when done.
6. Immediately prior to the start of the procedure, the nurse and surgeon will meet with the lab technician to discuss the case. The nurse will provide and review with you the signed originals of the informed consents for Quad A Surgery, ReGen Medical SVF procedure and IntelliCell BioSciences Research (if applicable).
7. Verify the Donor ID and the labels with the nurse. Provide the nurse with the 6 sterile donor ID labels and review the information in the patient's chart with the nurse and compare it to the information on the labels. Place one of the Lab's non-sterile labels on the Donor Number Assignment / Labeling Log Form and fill in the rest of the information: donor ID, ID verified by Initials/Date, Donor Name/DOB. Do not complete the Cell Receipt section, this is for the nurse to initial when the SVF cells are released back to the patient. If there are any discrepancies, notify the QA Director immediately and document issues, resolutions and deviations.
8. Review the Work Order Request Form. Ask the surgeon for a minimum and a maximum amount of tissue and tissue type e.g., four (4) 60cc syringes of lipo-aspirate max, two (2) 60cc syringes of lipo-aspirate min. Document the procedure date/time and who you requested the tissue samples from. Complete the Amount Received section later when the lipo-aspirate is brought into the Lab. Complete the Sample Management Plan portion of the form by filling out how much lipo-aspirate you anticipate starting with, what you plan on doing with it and how much you anticipate having when you are done processing it e.g., Anticipated starting lipo-aspirate amount: 50cc Plan: process into SVF for patient Finish Amount: 40cc. Document any notes or special plans in the Notes section. Print, sign and date the form and put the donor ID number at the bottom.
9. Provide the nurse with the liposuction canister, lid, stand, and four (4) 60cc syringes from the kit. They will use these sterile supplies to harvest the lipo-aspirate aseptically on a sterile field. The fat will be suctioned into the canister, the blood will be drained out and the remaining lipo-aspirate suctioned into the sterile 60cc syringes. The syringes will then be placed on a sterile field, wrapped up and walked from the procedure room to the Lab by the nurse. The Lab technician will document the tissue type, amount, date, and time the lipo-aspirate tissue was received in the Lab on the Work Order Request Form.

IntelliCell™ BioSciences

SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE

Department Affected: Manufacturing

Procedure 40.001
Revision: 000
Effective Date: 8/7/2012
Page 4 of 7

10. When the nurse brings the lipo-aspirate into the Lab for processing, it will be wrapped aseptically in a sterile field. Check and verify the donor ID labels for accuracy (check the Labels Verified box on the Manufacturing Batch Record) and place the syringes aseptically into the holding chamber. Document the tissue type, amount, date, and time the lipo-aspirate tissue was received in the Lab on the Work Order Request Form. Review the form and make the final sample management plan for how to process the Autologous SVF (ASVF) and any research samples. Make sure there are enough supplies in the isolator hood and everything used is documented on the Supply / Communication Log.

11. One person should process while the other person assists and fills out the Manufacturing Batch Record Form. Document the equipment used by writing in the Hood #, Sonicator # and the Centrifuge #. Fill in the Donor Information Section by providing the donor name, who the treating physician is, the date of birth, sex, harvest date, and the reason the patient is receiving cellular therapy. Write down the total amount of lipo-aspirate harvested from the patient and any other tissue type harvested, i.e. tumescent fluid. List the amount to be processed and sonicated into SVF that day and how much lipo-aspirate is going to be stored and not processed, e.g. if four 60cc syringes were harvested, two may be processed into SVF and two may be stored in the freezer. If fat is being stored, is it for R&D or is it for future autologous treatments?

12. Using aseptic technique, pass the lipo-aspirate syringes into the pass-through chamber of the isolator hood. Document this as the processing Start Time / Start Date.

13. The 1 hour laboratory process of separating the vascular cells from the fat is as follows:

a. Approximately 50 cc's of fat is harvested by the attending physician and placed in a sterile 60cc syringe. The syringe is aseptically covered and walked to the laboratory receiving area for processing.

b. Place the sterile syringe(s) in the isolator's receiving chamber.

c. Scrub with alcohol foam and put your hands inside of the isolator hood's gloves. Open the side door to the receiving chamber and transfer the syringe(s) to the main chamber for processing.

d. Remove the plunger from the syringe and place the syringe into the holding arm in a vertical position on the sonicator unit.

e. The ultrasound cavitation rod is placed into the syringe at the 20 cc mark (or 2/3 the depth of the sample).

f. Make sure the sonicator settings are set to the lowest settings and then turn on the unit.

g. Slowly turn up the Amplitude setting to 90% then slowly turn up the Cycle setting to .9

h. Set the timer and let the unit run for 5 minutes. If there is too much fat in the syringe, it will bubble over. If this happens, stop sonicating and pour some out.

i. After 5 minutes is up, turn off the sonicator and turn the Amplitude and Cycle knobs back to the lowest settings. Adjust the ultrasound cavitation rod into the syringe at the 40 cc mark (or 1/3 the depth of the sample). Turn on the unit and slowly turn up the Amplitude setting to 90% then slowly turn up the Cycle setting to .9. Set the timer and let the unit run for 5 minutes.

IntelliCell BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	**Procedure** 40.001 Revision: 000 Effective Date: 8/7/2012 Page **5** of **7**
	Department Affected: Manufacturing	

j. After the second 5 minute cycle is up, turn the unit off and turn the Amplitude and Cycle knobs back to the lowest settings. Remove the 60cc syringe from the holding arm and pour equal amounts of the sonicated lipo-aspirate tissue into two 50cc conical tubes.

k. Calculate the amount of specimen there is (usually 50cc's) and add an equal amount of sterile 0.9% NaCl (saline) injectable solution to each of the two specimens in the 50cc conical tubes. Do this by hanging the saline bag on the IV bar and withdrawing it with a 60cc syringe and 16 gauge ½ needle.

l. Put the conical tubes inside of the centrifuge for 3 minutes and spin at 3000 RCM's.

m. The SVF cells to be used are contained in a pellet that drops to the bottom of the conical tube via gravity. The top of the conical contains the centrifuged fat and a white membrane like sub-structure that contains primarily white blood cells. If the pellet is not fully formed after centrifuging, then repeat the process for another 3 minutes at a range from 1250 - 3000 RCM's. Document the additional spin cycle.

n. Use a 16 gauge blunt tip spinal needle attached to a 60cc syringe to draw up the SVF cells that made a pellet on the bottom of the conical tube. Stop drawing the cells up at the point just below (approximately 1mm) the top layer of white blood cells. This point is visibly distinguishable from the liquid layer of SVF cell suspension because it is differentiated by a solid consistency whereas the SVF cell solution is the liquid portion, and the white blood cell layer is lighter in color whitish/yellowish whereas the SVF cell solution is light-brownish/clear in color.

o. The white blood cell layer is extremely difficult to draw up through the 16 gauge blunt tip spinal needle. If an error occurs and too much is drawn up, re-centrifuge the sample to separate the SVF pellet again. Document this and any other deviations from the processing in the Deviations/Notes section of the Manufacturing Batch Record form.

p. Set the 60cc syringe of SVF cells aside and attach a 16 gauge ½ inch needle to it and draw out the remaining saline from the IV bag. Set the Syringe aside safely in the basin to put into the sharps container.

q. Attach a fresh 16 gauge needle to the 60cc syringe of SVF and inject all of the cells into the empty saline bag. Remove the needle from the syringe and set it aside safely in the basin to put in the sharps container.

r. Attach the 40 micrometer Pall blood filter to the 60cc syringe at the luer-lock ends. Then stick the sharpened end of the Pall filter into the saline bag full of SFV cells.

s. Gently draw back on the syringe to draw the SVF solution across the membrane to be filtered. Once all of the SVF cells have been transferred into the 60cc syringe, disconnect the it from the filter from the luer-lock ends. This will be approximately 50 cc total.

t. For QC testing and QA release: Aliquot approximately 1cc of SVF cells from the syringe into an eppendorph tube (sterile) for gram staining, endotoxin testing and archive purposes. Aliquot approximately 2 drops of cells from each syringe into the SPS tube to be sent out to LABS for sterility testing. Aliquot approximately .5cc of cells into an eppendorph tube for flow cytometry and cell imagery.

IntelliCell BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	Procedure 40.001
		Revision: 000
		Effective Date: 8/7/2012
	Department Affected: Manufacturing	Page 6 of 7

u. Put the syringes of SVF cells along with the cells taken for QC testing into the pass through chamber and shut the side door. Remove your hands from the gloves and open the main door to the isolator and, using gloves, remove the 15cc conical tube, the SPS tube, and the eppendorph tube.
v. Put the SPS tube and RODAC plate aside to ship to LABS via Fed Ex.
w. Use a sterile pipette tip to remove 20µL of SVF cells from the eppendorph tube to perform cell count/cell viability testing with the flow cytometer. Place a drop of cells on a microscope slide to perform cell imagery with the microscope.
x. Use a sterile pipette tip to remove 25µL of SVF and use it for endotoxin testing with the PTS Unit.
y. Use a sterile pipette tip to remove 10 µL of SVF and use it to perform a gram stain test.
z. Notify the QA director of the QC testing results. The cells will be released based on qualifying cell counts of 80% viability, total treatment dose of 50 million cells, a negative gram stain, and qualifying endotoxin level results. The QA Director may make approved deviations in conjunction with the Medical Director on a case by case basis.
aa. Following QC testing and QA reviews/approvals of the batch record and test results by the QA Director, the syringe(s) containing the cells and saline (50/50 ratio) are ready to be released to the attending physician for use. Designate this by attaching a label to the syringe(s) that includes donor ID, QA approval/release person, manufacture date, expiration date (1 day from manufacture date), cell viability percentage / count, and labeled "For Autologous Use Only", and labeled to indicate "this SVF product has not been evaluated for infectious substances". Also place a copy of the label in the chart.
bb. If there are any deviations or errors during the processing or abnormal QC testing results, notify the QA Director immediately and document any remedial actions, deviations made or approvals granted in the batch record.
cc. Alert the nursing staff and have them sign for receipt of the SVF cells on the Donor ID / Labeling Verification Log by writing their initials in the Cell Receipt column. This verifies that the lab is returning the SVF cells from the original patient.
dd. Open the door to the isolator hood and throw the trash and cellular waste into the biohazard waste trash. Clean and disinfect the hood immediately afterwards and place the cleaning sticker over the door.

14. Document the time / date the SVF cells were finished being made and tested as the finish time / date. Record the time and the depth of the sonicator probe in the 60cc syringe for the first and second 5 minute cycles, i.e. 5 minutes at 20cc and 5 minutes at 40cc. Check the boxes to show the SVF cells were sonicated for 3 minutes at 3000 RPG's and sonicated at 90% Amp / .9 Cycle. Record the amount of 0.9% NaCl that was added and check that it was a 50/50 ratio of SVF cells to NaCl. Write in the amount of SVF cells that were made prior to adding NaCl. Note: if the mixture is a 50/50 ratio, the amount of SVF cells and NaCl added should be equal. Check the 14mm box to show what size sonicator probe was used, if it was a different size check Other and handwrite it in.

15. Write in the total amount of Autologous SVF (ASVF) that was made today, the amount of ASVF that was released and given back to the patient today and how much ASVF was stored (if any) and location.

IntelliCell™ BioSciences	SEPARATING STROMAL VASCULAR FRACTION (SVF) FROM LIPO-ASPIRATE	Procedure 40.001 Revision: 000 Effective Date: 8/7/2012 Page 7 of 7
	Department Affected: Manufacturing	

List how much SVF was made for Research (if any) and how much SVF was stored for Research and the location. If SVF was shipped anywhere then list where and whether it was for Autologous use or Research.

16. Document the QC testing results for the flow cytometer viability percentage, viable cells per mL and debris count. Write down the endotoxin level and whether the gram stain was positive or negative. List the volume of SVF cells that were taken for these testing purposes and the volume of SVF cells that are being archived for future testing. Log the samples into the freezer.

17. Have the main person who processed the SVF initial and date the form along with person who assisted with the case / documentation in the 1st assistant in the Operators Initials section. Print / Sign and date the form when you are complete and give it to the QA Director to sign the form to document the approval and release of the SVF product.

18. If additional lipo-aspirate specimens are processed into SVF or stored for Research, complete a Specimen Information Form to document pertinent information about the sample. If the sample is shipped/sent anywhere, this form must accompany the cells. Document the tissue type and the count/viability of the SVF. Identify the harvest date and if stored, the storage date, storage temp/location. If the cells are to be shipped, list the ship date, ship temperature, the courier used, and who the cells are being shipped to, including the address. Write any special notes about the sample in the notes section and print/sign/date the form.

19. If the cells/tissue are to be stored, log the donor ID, date in, time in, tissue type, and your initials on the Freezer/Refrigerator Storage Log. If cells/tissues are to be taken out, log them out by documenting the date out, time out, courier used (or reason used i.e., R&D) and your initials.

20. Complete the Microbiology test requisition forms and send the samples to LABS for testing. Place a donor ID label on the RODAC plate and write the date/time the processing started and tape the lid shut. Fill out the Environmental Monitoring Test Requisition Form with the Primary ID being the donor ID and the Site of the culture also being the donor ID. Place a donor ID label on the SPS tube and write the date/time the processing started on it. Fill out the Stem Cell Sterility Test Requisition Form the same way but check the Post Processing box to indicate the sample type. Put both samples in the small LABS TheraPak box and FedEx them to LABS for overnight delivery.

IX. Review and Approvals

Approved By: Date:	CEO 8/7/2012	Approved By: Date:	EVP Clinical Trials 8/7/2012
Approved By: Date:	QA Director 8/7/2012	Approved By: Date:	VP Operations 8/7/2012